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SENSUS HEALTHCARE, INC.

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[Subsequent to this filing, the following letter was sent by Sensus Healthcare Inc. to its holders of common stock. We encourage our stockholders to consider this letter when casting their vote.]

April 24, 2017

Dear Fellow Stockholder:

Our first annual stockholders’ meeting date on June 5 will be three days after the one-year anniversary of our initial public offering. As Sensus Healthcare approaches that milestone, I want to review our exciting recent accomplishments and, more importantly, provide you with a roadmap for the rest of 2017.

It’s important to remember that our company only began operations in 2011, and we have made tremendous progress since then. We have received multiple regulatory clearances worldwide for the SRT-100™ and the SRT-100 Vision™, two products that incorporate a proprietary low-energy x-ray radiation technology known as Superficial Radiation Therapy (SRT). These products are used for the non-invasive and cost-effective treatment of non-melanoma skin cancer and keloids, and we are approaching 300 systems in our installed base in 14 countries. Our SRT technology has been used to treat thousands of patients with these two conditions.

Skin cancer is the fastest-growing type of cancer with an expected 6 million new cases per year by 2020, and the incidence of non-melanoma skin cancer is three times greater than all other cancers combined. In addition, 80% of skin cancers occur on the head and neck regions, areas where most patients would be especially concerned not only about the surgery, but also about the aesthetic outcome. This growing incidence, driven by an aging population, provides a steady stream of patients for our customers.

SRT provides patients with excellent clinical outcomes and often results in superior aesthetics compared with Mohs surgery, long considered the gold standard. It also provides physicians with another avenue to build their practices and can improve efficiency utilizing a system that can pay for itself in as little as six to nine months. With 10 to 20 patient visits necessary for SRT treatment, we also provide our physician customers with multiple opportunities to cross-sell products and procedures. While we don’t know what the future holds for the Affordable Care Act, we are certain that SRT is well positioned to provide cost effective treatment without reconstructive and wound-care expenses that occur up to 95% of the time with Mohs surgery in the most common areas of the body where skin cancers occur. We are proud to offer a more compelling solution for all concerned parties.

We believe that keloid treatment could be an even larger market opportunity than non-melanoma skin cancer. Approximately 65 of our customers, representing over 20% of our installed base, are treating keloids, which is up from none just two years ago. Keloids are an exciting growth area for us, and we have new programs to increase awareness among physicians and patients of the ability of SRT therapy to prevent keloids from recurring often larger following surgical excision.

SRT treatment for non-melanoma skin cancer is covered by third-party payors, with several procedure codes issued by the Centers for Medicare and Medicaid Services (CMS). In addition, many large private payors are covering excisional keloid surgery but only when performed in combination with SRT to prevent the keloid from recurring. Importantly, in an environment of reimbursement declines, for two consecutive years CMS has provided a 1% to 3% annual increase in reimbursement amounts for SRT treatment of non-melanoma skin cancer.

Our potential market in the U.S. alone includes approximately 1,000 Mohs surgeons, 14,000 dermatologists, 6,500 plastic surgeons, and 5,500 radiation oncologists. Adding to this market are the thousands of potential customers outside the U.S. We believe this is an enormous market and we have barely scratched the surface.

2016 Financial Review

We are also proud of our financial performance during 2016. Sensus recorded revenues of $14.8 million for the year, an increase of 44% over 2015. We shipped 59 SRT systems in 2016, of which 18 were SRT-100 Visions, and we increased our worldwide installed base to 271 at the end of December. We also enjoyed an increase in average selling price because of a strong contribution to sales from the higher priced SRT-100 Vision product. Higher sales of this product also supported an improvement in gross margin, which expanded to 66.5% for 2016 from 64.1% for 2015.

Selling and marketing expenses for 2016 were $4.9 million, up from $3.7 million in 2015. We have invested in expanding our sales team, bolstering our presence at key industry trade conferences and other marketing activities, and our revenue growth reflects these efforts. We expect to continue to increase spending on sales and marketing during 2017, particularly as we continue to add to our sales organization.

General and administrative expenses during 2016 rose to $3.5 million from $1.6 million in 2015, with stock compensation and other expenses related to us becoming a public company accounting for most of the increase.

Research and development expenses increased to $1.8 million from $1.5 million in 2015. We are focused on broadening the use of SRT for new indications as well as new products and expect that our spending for projects we began in the latter part of 2016 will continue throughout 2017.

We reported a net loss for 2016 of $346,000 or $0.03 per share, compared to a net loss of $751,000 or $0.08 per share in 2015. The net loss attributable to common stockholders for 2015 included a noncash accounting charge of $513,000 for a preferential distribution attributable to preferred shareholders prior to the IPO.

We began 2017 with a strong balance sheet including cash, cash equivalents and investments of $12.6 million as of December 31, 2016. This is up from $5.1 million as of December 31, 2015, primarily reflecting the funds raised in the IPO.

2017 Outlook and Recent Events

While building out our sales team in the U.S. is a priority to drive revenue growth, we continue to elevate our presence at important industry conferences. In 2016, we had a significant presence at both the American College of Dermatology and the American Society of Radiology Oncology conferences, and in October we participated in the 2016 Fall Clinical Dermatology Conference.

More recently, in March 2017, we had several presentations at the American Academy of Dermatology (AAD) Annual Meeting, including a Helio video with Dr. Clay Cockerell, a dermapathologist at University of Texas Southwestern Medical Center in Dallas, and past president of the AAD. The video was titled, “Resurgence of Cutaneous Radiation Therapy for Skin Cancer.” Dr. Cockerell discussed the resurgence of radiation therapy largely due to improved technology developed by Sensus Healthcare, which provides physicians with more options to better treat their patients. Also, Dr. David J. Goldberg examined the genesis of the evolution of superficial radiation therapy in his presentation, “New and Emerging Therapies for Non-Melanoma Skin Cancers,” which was part of the “New Emerging Therapies” sessions at the conference. Dr. Goldberg is a dermatologic surgeon at Skin Laser and Surgery Specialists of New York/New Jersey. I invite you to view the Helio video with Dr. Cockerell and an article about Dr. Goldberg’s presentation, along with several other articles that are posted in the “News” section of our website.

We have numerous other planned presentations at important conferences throughout the coming year, and we expect conference participation to play an important role in supporting the sales process.

While Sensus is primarily focused on the U.S. domestic SRT opportunity, we continue to gain international sales momentum. During 2016, our international sales included 10 units shipped to China. Keloid treatment is an important opportunity for us in China, owing to the high rates, including those related to Cesarean sections during childbirth and the possibility of keloid incisional scars complicating a second C-section. Late in 2016 our regulatory approval from the government of China was extended for another four-year term. We are targeting regulatory clearance in Mexico for the SRT-100 in 2017. We expect to continue expanding into other markets around the globe in 2017 and beyond.

Sensus is also investing in research and development to take our technology into additional therapeutic areas. In particular, we are expanding the energy range of the SRT-100 for the treatment of psoriasis and other skin conditions, a potentially sizeable market for us. In addition, we are working on intra-operative radiotherapy (IORT) for the treatment of breast and other cancers.

The level of activity and success within Sensus Healthcare has never been higher. As you can imagine, our enthusiasm for our business is abundantly strong. The market seems to feel the same way, as supported by strong sales growth, our ability to attract qualified professionals and a robust and growing prospect base. As we look to 2017, we continue to see growth as a result of a larger sales force covering a greater geography, a growing awareness of the benefits of SRT therapy to all constituents and an expanding global market opportunity.

I would like to thank our stockholders, employees, customers and vendors for their support, without which we surely would not have the wonderful future we envision for Sensus.

Sincerely,

Joe Sardano

Chairman and Chief Executive Officer

Forward-Looking Statements

This letter includes statements that are, or may be deemed, ‘‘forward-looking statements.’’ In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements in this letter are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to achieve and sustain profitability; market acceptance of the SRT-100 product line; our ability to successfully commercialize our products, including the SRT-100; our ability to compete effectively in selling our products and services; our ability to expand, manage and maintain our direct sales and marketing organizations; our actual financial results may vary significantly from forecasts and from period to period; our ability to successfully develop new products, improve or enhance existing products or acquire complementary products, technologies, services or businesses; our ability to obtain and maintain intellectual property of sufficient scope to adequately protect our products, including the SRT-100, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; market risks regarding consolidation in the healthcare industry; the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third party payors for procedures using our products significantly declines; the level and availability of government and third party payor reimbursement for clinical procedures using our products; our ability to effectively manage our anticipated growth; the regulatory requirements applicable to us and our competitors; our ability to manufacture our products to meet demand; our reliance on third party manufacturers and sole- or single-source suppliers; our ability to reduce the per unit manufacturing cost of the SRT-100; our ability to efficiently manage our manufacturing processes; the regulatory and legal risks, and certain operating risks, that our international operations subject us to; the fact that product quality issues or product defects may harm our business; any product liability claims; and our ability to manage the risks involved in the foregoing.

Additional factors can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and our other filings with the SEC. Forward-looking statements in this letter speak only as of the date of the letter, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.